UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 25, 2008

Date of Report (Date of Earliest Event Reported)

PACWEST BANCORP

(Exact Name of Registrant As Specified In Its Charter)

California	00-30747	33-0885320
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 West A Street

San Diego, CA 92101

(Address of principal executive offices) (Zip Code)

(619) 233-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Mid-Year Bonuses.  On July 25, 2008, the Compensation, Nominating and Governance Committee (“CNG Committee”) of the Board of Directors (the “Board”) of PacWest Bancorp (the “Company”) approved the payment of mid-year bonuses to all employees of the Company, including the Named Executive Officers of the Company, who were employed with the Company prior to April 1, 2008 and who are not on a commission-based compensation program (the “Eligible Employees”).  With respect to the CEO of the Company, the CNG Committee recommended approval of his mid-year bonus to the Board.  Each Eligible Employee will receive a bonus equal to 50% of such employee’s target annual bonus, as set forth in the relevant incentive plan, subject to prorating for any Eligible Employee who started with the Company after January 1, 2008 but prior to April 1, 2008.

                The total amount payable to all Eligible Employees is approximately $3.7 million, all of which had been accrued by the Company through June 30, 2008.  The amount payable to the Named Executive Officers is based on 50% of the amounts payable as target annual bonuses under the Company’s 2007 Executive Incentive Plan.   The amount payable to each of the Named Executive Officers is as follows:

Named Exec. Officer	Base Salary	Target Bonus (%)	Mid-Year Bonus (%)	Mid-Year Bonus ($)
Matthew P. Wagner	$750,000	100%	50%	$375,000
Victor R. Santoro	$456,250	60%	30%	$136,875
Michael J. Perdue	$387,508	60%	30%	$116,252
Jared M. Wolff	$343,750	60%	30%	$103,125

                The Company elected to pay mid-year bonuses in light of the strong financial performance by the Company in a difficult operating environment, as well as the anticipated positive effects on employee morale and retention.

SIGNATURE

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2008

PACWEST BANCORP

By:	/s/ Jared M. Wolff
Name:	Jared M. Wolff
Title:	Executive Vice President,
General Counsel and Secretary